PAN AMERICAN GOLDFIELDS LTD

June 27, 2011

Minera Rio Tinto SA

Atten: Mr. Mario Ayub

Re: Restructuring of Cieneguita Joint Venture and Ownership Interests

Gentlemen:

This letter (the “Letter Agreement”) constitutes a binding agreement between Pan American Goldfields Ltd. (“PAN AMERICAN”), a Delaware corporation, and Minera Rio Tinto SA, a Mexican corporation (“MRT”), concerning the restructuring of a joint venture agreement and of the ownership interests of PAN AMERICAN and MRT, as well as other entities, in the Cieneguita project (the “Properties”) in Chihuahua State, Mexico.

In consideration of the mutual promises and agreements of the parties, including the efforts of PAN AMERICAN in obtaining financing and capital as well as other matters, the parties hereby agree as follows:

1.

Restructuring.

The parties hereby agree to amend the agreements and documents currently in force and relating to the Properties in accordance with the basic terms and conditions enumerated in Attachment A attached hereto and in accordance with the provisions of this Letter Agreement (the “Restructuring”).

2.

Definitive Agreement.

The parties shall immediately commence to use their best efforts to negotiate, finalize and execute definitive agreements, which shall be binding in accordance with its terms of this Letter Agreement; provided, however, that PAN AMERICAN shall have the right pending the completion of such definitive agreements to commence preliminary work and analyses on the Properties and propose preliminary work plans and budgets for the same, which shall be subject to the approval of MRT, which approval shall not be unreasonably withheld or delayed. It is expected that such definitive agreements shall be completed within 60 days of the date hereof. So long as PAN AMERICAN is negotiating in good faith with MRT, however, this Letter Agreement shall be binding upon the parties to proceed with the transactions contemplated herein, and PAN AMERICAN shall have the right to proceed with expenditures as set forth in the approved preliminary work plans and budgets and Attachment A. The definitive agreements shall call for a closing date (“Closing Date”) on or about two weeks from the date of execution of the definitive agreement. The definitive agreements shall include such terms and conditions as are common in the industry in an agreement of the type contemplated, including provisions relating to cash calls, dilution, work plans, budgets, the rights and duties of the operator and the non-operator(s), etc.

June 27, 2011

3.

Termination.

This Letter Agreement may be terminated (a) by mutual written consent of the Parties hereto or (b) by either Party if the Restructuring is enjoined by a court or a governmental body.

4.

Closing of the Restructuring.

MRT shall deliver to PAN AMERICAN recordable assignments of any and all interests in the Properties as called for by Attachment A, and the parties shall execute such documentation as shall be reasonably necessary to effectuate the Restructuring, together with such other documentation as may be reasonably required to give effect to the foregoing. In addition, the following shall apply:

A.

No Material Obligations.  MRT will not enter into any material obligations relating to the Properties without the consent of PAN AMERICAN. Material obligations do not include expenses incurred in the normal course of operations.

B.

Expenses.  Each party shall pay its fees and expenses and those of its agents, counsel and advisors with respect to the transaction contemplated by this letter, except that PAN AMERICAN shall pay the reasonable costs of counsel for the preparation of the original draft of the definitive agreement.

C.

Public Announcements. The parties will work together to coordinate the timing and language of their respective public announcements.

D.

Facsimile Signatures.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if facsimile signature page were an original thereof.

E.

PAN AMERICAN operations.  From and after the date of this Letter Agreement, PAN AMERICAN shall have the right to proceed at its own discretion with activities and investment in the Properties in accordance with the provisions enumerated above, and any other operating or developing activities in accordance with Attachment A, with reasonable consultation with MRT.

F.

Applicable Law.  This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of California, and shall be binding upon the parties hereto, in the United States and worldwide. The federal and state courts within the State of California shall have non-exclusive jurisdiction to adjudicate any dispute arising out of this Letter Agreement.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing this Letter Agreement in the space provided below, effective as of the date mentioned above.

June 27, 2011

Very truly yours,

PAN AMERICAN GOLDFIELDS LTD.

By: /S/ George Young

      Name: George S. Young

      Title: Director

ACCEPTED AND AGREED

As of June 27, 2011

MINERA RIO TINTO SA

By: /S/ Mario Ayub

       Mario Ayub

Title: President

ATTACHMENT A TO LETTER AGREEMENT

BETWEEN PAN AMERICAN GOLDFIELDS LTD AND MINERO TIO TINTO

TERM SHEET

AMENDED AND RESTATED DEVELOPMENT AGREEMENT

The intent of this Term Sheet is to describe the key terms of an Amended and Restated Development Agreement by and between Pan American Goldfields, Ltd., a Delaware corporation (“PAG”), Sunburst Mining de Mexico S.A. de C.V., an entity organized under the laws of the United Mexican States (“Sunburst”), Minera Rio Tinto, S.A. de C.V., an entity organized under the laws of the United Mexican States (“MRT”) and Marje Minerals S.A., an entity organized under the laws of the United Mexican States (“MM”).

The Amended and Restated Development Agreement will supersede and replace all existing agreements between the parties in their entirety.

Current Project Ownership	Holder Ownership % Net Cash Flow % First 15 meters** Net Cash Flow % for the rest of the project MRT 54% 74% 54% MM 6% 6% 6% PAG 40% 20% 40%	Amended Project Ownership

Holder

Ownership %

Net Cash Flow % First 15 meters

Net Cash Flow % for the rest of the project

MRT

20%

74%

20%

MM

0%

6%*

6%

PAG

80%

20%*

80%

*See terms of MM Net Cash Flow

** Based on the topography as it existed in February of 2009

The first 15 meters will remain the mining production from the Cieneguita Property to a maximum depth of 15 meters.  Provided, however, that MRT in conducting those operations shall not unreasonably interfere with the feasibility study or development of the project.  It is further provided that, according to mine plans and sections submitted on a quarterly basis in advance by MRT to PAG, and subject to the reasonable approval by PAG, MRT may mine up to a total of 120,000 tons below the 15 meter limit, in which case the percentage for MRT shall be 54% and for PAG 40% and 6% for MM.  Any amount mined by MRT over and above the 120,000 tons as approved by PAG shall be 20% for MRT and PAG 74%, and 6% to MM.   It is also provided further, that no operations by MRT on the first 15 meters may take place at any time after December 15, 2012, and following such date, the ownership percentages of the parties in both the first 15 meters and in the rest of the project shall be 80% PAG and 20% MRT, subject to any dilution that may have taken place on or before such time as described below.

Initial elevation at the area where mining has been done is 2074. Below 2059, PAG will receive 40% of net cash flows.

Feasibility Study

PAG shall promptly commence a feasibility study for the Cieneguita Property.  PAG and MRT shall be responsible for the cost of the feasibility study on a pro rata basis based on their respective amended ownership percentages of the Cieneguita Property.  PAG shall be the operator of the feasibility study and of the Cieneguita Property and shall bill MRT for its pro rata share of all such expenditures.  MRT shall make its payments for its pro rata share of feasibility study and development expenditures first from the net revenues allocable to it from the operations on the first 15 meters, with the balance, if any, required to be contributed coming from corporate funds of MRT.  The definitive agreement will provide the terms and conditions relating to submittal, approval by management committee, performance, and completion of work plans and budgets and of the feasibility study.

In the event that either PAG or MRT fails to fund its pro rata portion of the feasibility study or any development expenditure when due,  the non-contributing partner will have its ownership interest in the Cieneguita Property decreased by one percent (1%) for every $100,000 invested on its behalf by the  other partner.

MM Transaction

PAG and MM will enter into agreements to accomplish the following transactions:

1.  PAG will issue MM 3,333,333 shares of restricted Common Stock in exchange for its 6 % ownership interest in the Cieneguita Property (not including the right to receive revenues attributable to 6% of operations from mining, if any, through December 31, 2012).

2.  MM will assume, or create a new entity in British Columbia or elsewhere that will assume, all outstanding debt owed by PAG to Mr Ayub, MRT and Robert Knight (approximately $490,730), in such a way that, as of closing of the restructuring, will result in any and all liability relating to such debt being removed from the books of PAG. .

3.  In exchange for the debt assumption as described in 2 above, and in addition to receiving 6% of the monthly Net Cash Flows, if any, from mining until December 31, 2012 as described in 1 above, MM will also receive, directly, half of all monthly Net Cash Flows the Company is entitled to receive from mining until the sooner of December 31, 2012 or the date on which the aggregate amount of Net Cash Flows from half of the Company’s portion so received by MM equals $490,730.  Thereafter, MM’s shall only be entitled to the 6% until December 31, 2012

4. The above mentioned assumption of debt owed by PAG to Mr. Ayub, MRT and Robert Knight will be in full satisfaction including any and all accrued interest with respect to the outstanding debt.

Co-Sale, Drag Along Right and Right of First Refusal Agreement

PAG and MRT will enter into a Co-Sale, Drag Along and Right of First Refusal Agreement relating to any bona fide, third party industry standard offer or proposal to buy or sale, which provides:

1.   If PAG places its ownership interest in the Cieneguita Property up for sale, MRT must, if directed by PAG, agree to offer to sell its ownership interest to any bona fide third party buyer on the same terms as are being offered by PAG.

2.  If PAG elects to sell its ownership interest in the Cieneguita Property, MRT will be required to sell its ownership interest if offered similar terms based on its pro rata ownership.

3.  If MRT elects to sell its ownership interest in the Cieneguita Property, it must offer PAG a first right to purchase the ownership interest.

Property Payments

PAG, MRT and Corporativo Minera (the Cieneguita land owner) will confirm the amounts received by Corporativo Minera and any outstanding amounts currently owed to Corporativo Minera.  MRT shall be obligated to pay any past due outstanding amounts owed to Corporativo Minera, and shall continue to pay Corporativo Minera from 100% of the revenues derived from the first 15 meters of production, prior to deducting any other operating expenses or making any payments to participants, in order to meet the payments as required under the terms of the existing agreement with Corporativo Minera, including any and all royalties due and owing as of the time of the receipt of such revenues as well as any and all advance royalties due and accruing as of such time.   It is anticipated that such payments will, commencing July of 2011, be made pursuant to a new agreement with Corporativo Minero, at the rate of $30,000 per month.  As long as MRT operates the operation over the first 15 meters, MRT shall provide such payments.  As soon as MRT discontinues such operations permanently, which may occur before December 31, 2012, any balance still due to Corporativo Minera shall be paid by the joint venture as a joint venture expense, the failure to contribute for which will result in  dilution of a party’s interest pursuant to the definitive agreement at the rate of one percent (1%) for every $100,000 paid by the non-diluting party.

Auditing Rights

PAG shall have customary auditing rights over the operations on the first 15 meters, including rights to audit MRT’s books and records regarding production and mineral sales derived from the Cieneguita Property and rights to audit MRT’s mining practices in accordance with applicable law, required permits and best practices, and to survey and measure production and the extent and depth of the operations.

First 15 Meters

MRT must withdraw and complete reclamation to the satisfaction of all applicable laws, regulations and regulatory and governmental entities of all of its mining operations, equipment and facilities from the Cieneguita Property by December 31, 2012 (except to the extent directed by PAG in connection with the possible use of any such facilities or equipment in the Cieneguita Property development) , which shall include reclamation of mined lands and removal of all plant and equipment (except to the extent directed by PAG).

Mining Operations

MRT shall conduct its operations at the Cieneguita Property on the first 15 meters accordance with applicable law, required permits and best practices.  MRT shall be responsible for any liabilities, damages and costs incurred as a result of its failure to comply with applicable law, required permits and best practices, and shall indemnify and hold harmless PAG from and against any and all such damages or liabilities.  At PAG’s request, MRT shall insure against or provide appropriate bonding to cover any potential exposure of PAG to any such potential liabilities or damages.  In the event that PAG suffers any loss as a result of the failure of MRT to operate in accordance with the requirements outlined above, MRT may at its option allow such loss to be charged against the interest of MRT in the Cieneguita Property at the rate of $100,000 per 1% of ownership, or alternatively, provide repayment from MRT’s Net Cash amounts attributable to its operations on the 15 meters or from the Cieneguita Property once the project is in operation, failing which, PAG make a claim against MRT for such amounts   The definitive agreement shall provide for the terms and conditions under which MRT may ultimately be released from any further liability as a result of its operations.